EXHIBIT 4(a)



                      CERTIFICATE OF DESIGNATION

                                  of

             SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                  of

                           AQUARION COMPANY



                    Pursuant to Section 151 of the

           General Corporation Law of the State of Delaware





     AQUARION COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

(hereinafter called the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the

Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on April 29,

1998:



     RESOLVED, that none of the authorized shares of Series A Junior

Participating Preferred Stock of the Corporation are outstanding and no such shares will be issued subject to the Certificate of

Designations filed with the Secretary of State of the State of

Delaware on December 3, 1986 with respect to such shares.



     IN WITNESS WHEREOF, the undersigned do execute this Certificate of Designations and affirm and acknowledge, under penalties of perjury, that this Certificate of Designations is their act and deed and that the facts stated herein are true, this 11 day of May, 1998.



                                   /s/RICHARD K. SCHMIDT

                                   -------------------------------

                                   Richard K. Schmidt

                                   Title:    President





Attest:



/s/LARRY L. BINGAMAN

---------------------------------

Name:     Larry L. Bingaman

Title:    Secretary
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